Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement (No. 333-      ) on Form S-1 of our report dated September 22, 2017, with respect to the consolidated financial statements of Rezolute, Inc. and subsidiary as of and for the years ended June 30, 2017 and 2016, filed on September 22, 2017, which appears in this Form S-1 Registration Statement, which includes an explanatory paragraph regarding the substantial doubt about Rezolute, Inc. and subsidiary’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

January 29, 2018

Denver, Colorado